Exhibit 99.1

NEWS RELEASE

Contact: Robert D. Hardy, CFO
U.S. Concrete, Inc.
713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE TO EXPLORE ALTERNATIVES
TO IMPROVE CAPITAL STRUCTURE

•     Engages advisors and amends Senior Credit Facility

HOUSTON, TEXAS – February 19, 2010 – U.S. Concrete, Inc. (NASDAQ: RMIX) today announced that it has engaged Lazard Freres & Co. LLC and AlixPartners as its financial advisors, and Kirkland & Ellis LLP as its legal advisor, to assist the Company in assessing potential alternatives to strengthen its balance sheet.  These alternatives include addressing the Company’s 8⅜% senior subordinated notes due April 1, 2014.

U.S. Concrete also announced that it has entered into an amendment of its senior credit facility to, among other items, temporarily lower the springing fixed-charge coverage ratio availability trigger from $25 million to $20 million to provide the Company an additional $5.0 million in short-term liquidity until April 30, 2010. The Company also received a waiver through April 30, 2010 regarding a default for any non-payment of the interest payment on the senior subordinated notes due April 1, 2010. The full amendment will be attached as an exhibit to the Company’s Form 8-K, which will be filed shortly.

“We believe that engaging in discussions with our bondholders to improve our capital structure and provide financial flexibility is in the best interest of the Company and its constituents,” said Michael W. Harlan, U.S. Concrete’s President and Chief Executive Officer.  “As we have previously disclosed, we continue to face economic headwinds which, combined with the recent inclement weather we have experienced in each of our markets, has placed added pressure on our liquidity. We believe the amendment of our senior credit facility provides us with additional access to liquidity to continue to provide quality service and products to our customers throughout this process.”

About U.S. Concrete

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete.  The Company has 125 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2008 (including acquired volumes), these plant facilities produced approximately 6.3 million cubic yards of ready-mixed concrete and 3.5 million tons of aggregates.  For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to: the availability and access, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash on hand, cash flows from operating activities, further borrowings or other sources, and, in particular, our ability to fund debt obligations to the applicable obligor of such debt; our ability to comply with all covenants in our indenture and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions; our ability to repay debt prior to or when it becomes due and/or successfully access the capital or credit markets to refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position, especially given recent volatility and disruption in the capital and credit markets; and the outcome of our discussions with our bondholders. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2008, and the Company’s subsequently filed Quarterly Reports on Form 10-Q.